Exhibit 99.1

04 - 28 - 2026

Forge Nano

Forge Nano Business Combination Presentation

TOTAL PAGES: 18

Forge Nano

Forge Nano Business Combination Presentation

CORPORATE SPEAKERS:

Will McKenna

Forge Nano, Inc.; Director of Brand Communications

Paul Lichty

Forge Nano, Inc.; Chief Executive Officer and Co-Founder

Michael Kleinberg

Forge Nano, Inc.; Chief Financial Officer

Lance Little

Forge Nano, Inc.; Chief Strategy Officer

Ben Landen

Archimedes Tech SPAC Partners II Co.; Chief Technology Officer

PRESENTATION:

Operator^ Hello everyone. Thank you for joining us and welcome to the Forge Nano Business Combination Presentation. (Operator Instructions) I will now hand the conference over to Will McKenna, Director of Brand Communications. Will, please go ahead.

Will McKenna^ Good afternoon. Welcome to the Forge Nano Business Combination Presentation. My name is Will McKenna, Director of Brand Communications at Forge Nano.

Today’s discussion will highlight Forge Nano’s vision for resilient defense and digital infrastructure and how its atomic-scale platform is enabling next-generation energy, computing, and advanced industrial systems. At this time, all participants are in listen-only mode. Following the prepared remarks, we will open the call for questions.

Before we begin, I’d like to remind everyone that today’s discussion may include forward-looking statements, including expectations, projections, and assumptions about future performance. These statements are subject to risks and uncertainties, and actual results may differ materially. You should not place undue reliance on such statements.

We undertake no obligation to update publicly any forward-looking statement after this discussion, whether as a result of new information, future events, changes in assumptions, or otherwise. Today’s presentation is for informational purposes only and does not constitute an offer to sell or a solicitation of any offer to buy any securities.

Forge Nano

Forge Nano Business Combination Presentation

Any proposed transaction remains subject to regulatory approvals, definitive agreements, and other customary conditions. Investors are encouraged to review all relevant filings with the SEC, including any registration statements, proxy statements, or prospectuses, once available.

I’d like to take a moment to introduce today’s speakers. I’m joined today by Paul Lichty, Chief Executive Officer and Co-Founder of Forge Nano. Paul founded Forge Nano as a spin-out from the University of Colorado Boulder in 2011 and pioneered the high-throughput material surface engineering technology we’ll be discussing today.

Next, I’d like to introduce Michael Kleinberg, Chief Financial Officer of Forge Nano. Michael has an extensive financial background and has served in various executive roles, including as CFO of Accucode and CBIZ CMF.

Rounding out the Forge Nano presenters is Lance Little, Chief Strategy Officer of Forge Nano. Lance has over 17 years of experience building and leading early-stage companies.

Finally, we’re joined by Ben Landen, Chief Technology Officer of Archimedes Tech SPAC Partners III. Ben is Co-Founder of Superposition Venture Partners and has served in leadership roles at Cyngn, DeepScale, and Maxim Integrated.

Today’s presentation will be broken into six sections, and we’ll end with a question-and-answer session. We’ll kick things off with an overview on Forge Nano. Before we do that, I’d like to hand it over to Ben Landen, CTO of Archimedes, to discuss the business combination agreement. Take it away Ben.

Ben Landen^ Thanks, Will. Forge Nano is merging with Archimedes Tech SPAC Partners II Co. The NASDAQ ticker for the SPAC is ATII, and that will enable Forge Nano to become a publicly traded company on NASDAQ. The expected close is in Q3 of 2026.

Before I get into the key terms, I want to say this. In our role as SPAC sponsor, we evaluate a lot of management teams. The Forge Nano team is among the most prepared we’ve seen for the rigors of being a public company. They are financially disciplined entrepreneurs, seasoned executives, and domain experts with an aggressive vision to become global leaders with novel atomic-level solutions.

We’re incredibly excited about Forge Nano’s foundational technology, which has the potential to improve practically any physically manufactured product, creating enormous opportunity for this stellar management team to execute and drive substantial long-term value. That opportunity is reflected in how this deal is structured.

On the capital side of things, Forge Nano is expected to receive approximately $317 million in net cash at closing, funded through the SPAC Trust and anticipated PIPE proceeds, on a $1.2 billion pre-money valuation. Those proceeds are going to go directly to work in expanding the semiconductor tool and battery manufacturing capacity to fuel Forge Nano’s growth.

Forge Nano

Forge Nano Business Combination Presentation

Upon merger completion, Forge Nano’s enterprise value is expected to be approximately $1.6 billion, subject to trust redemptions and the final PIPE financing. And existing Forge Nano shareholders will retain roughly 75% ownership of the new entity, rolling over 100% of their existing ownership, which aligns existing and new shareholders together for long-term value creation.

The structure also includes a performance earnout of up to $900 million across three tiers. Those tiers are triggered at $15, $20, and $25 per share price, or $400 million, $600 million, and $800 million in 12-month trailing revenue, respectively.

Those are active for a period of five years within closing.

What that brings us to is strong capital foundation with great strategic partners, aligned incentives among shareholders and management, and a team that’s built for public markets with far-reaching, differentiated, science-backed solutions that are going to be difficult to replicate. With that, I’ll turn it over to Paul Lichty, CEO and co-founder of Forge Nano.

Paul Lichty^ Thanks, Ben, and thanks to all the participants who are attending our inaugural investor presentation. Forge Nano has created transformational technology that leans in on atomic-scale innovation and engineering to create better products.

This is a platform technology that unlocks performance and safety improvements across the board.

So we are building atom by atom, which is as good as humans are capable of at this point.

On top of that, this team has turned a technology innovation into a set of customer solutions.

These solutions are changing the way that all products will be made in the future.

This slide right here highlights the strength of our leadership team. Starting in 2011, growing to over 120 employees, 200 patents, and a massive pipeline built on the implementation, scale-up, and solution-oriented approach this team has taken. This allows us to create battery products here in our Colorado facility, as well as semiconductor tool products in our clean room here.

It’s led by myself and my co-founders, great operators like our COO, Wyman Fang; and Michael Kleinberg, who you heard about.

We’re excited to build this partnership with the Archimedes II team, Long Long as the CEO, Eric Ball as the Chairman and Independent Director, and of course Ben Landen, who you’re hearing from.

Forge Nano

Forge Nano Business Combination Presentation

Since the beginning of this company’s formation, we’ve brought on a large number of strategic investors, including GM, Hanwha, LG, Volkswagen, to name a few, and forward-looking financial investors like OIC and Ascent Funds, as well as RockCreek.

Taken together, this combination of technical leadership, operational experience, and strategic capital positions Forge Nano to execute at scale across multiple high-growth markets.

Now, let me take you for a minute back in our history to view the formation of the company in 2011 when we spun out this technology from the University of Colorado.

We actually started the company in my garage, building on this idea that we could take this foundational atom-by-atom manufacturing and scale it to make something that was both fast and affordable.

And we started completely bootstrapping the company for eight years, working nights and weekends, until we brought on our first number of grants from the federal government, development partners, and eventually investors, with Volkswagen leading our Series A.

From there, we shifted gears from research and development and proving out the concept to making solutions in both the lithium-ion battery space and the semiconductor tool market.

And through various acquisitions along the way we have been able to develop high-performance products that are really game-changers in this marketplace, and doing that in conjunction with partners, both strategic and financial, culminating in our most recent $100 million grant from the Department of Energy for building out a lithium-ion production facility here in the United States.

Let me step back and frame where Forge Nano is pursuing markets today and what we believe the opportunity in front of us and why it’s so compelling.

At our core, our atomic armor technology is designed to strengthen some of the most critical infrastructure systems in the world. What’s unique about our platform is that it’s not confined to a single market. It enables performance improvements across multiple high-value industries.

We focus on two primary pillars, and this is in the semiconductor and lithium-ion battery space. Starting with semiconductors, our platform enables next-gen chip architectures. We’re working with leading companies across semiconductors, telecommunication, advanced computing, photonics to help push the limits of performance, efficiency, and reliability.

Forge Nano

Forge Nano Business Combination Presentation

As compute demand accelerates, particularly with AI and data infrastructure, this becomes an increasingly critical layer of the technology stack. In defense and aerospace, our technology is being applied in mission-critical environments where performance, durability, and U.S. manufacturing are absolutely non-negotiable. We’re supporting applications across defense systems, aerospace platforms, and advanced technologies where materials performance directly impacts operational success.

And in the energy and power markets, this is a rapidly evolving space with international players and large economic drivers.

Our atomic armor battery technology is helping to improve not only the safety and longevity, but the energy density of the systems all the way from grid scale to mobility and even aerospace-based systems.

We’re working with leading companies across the energy, industrial gases, and automotive space to drive innovation in areas like electrification and sustainable infrastructure.

When you look across all these markets, chips, defense, and energy, what ties them together is they’re all foundational to modern infrastructure.

We believe advanced manufacturing is the key unlock that enables the next generation of performance across all of these segments.

When we’re talking about growth opportunities that these markets represent, combined, these are massive opportunities accumulating over $359 billion of addressable market for Forge Nano’s technology.

But what’s important here is that this isn’t a single market story.

Our technology platform allows us to participate across multiple high-growth segments, all of which are being driven by the same underlying trend, the need for better materials performance at scale.

At the center of this is our powder ALD capability, which is what unlocks a new class of functional and industrial coatings.

Importantly, it enables a scalable, repeatable model that we believe can evolve toward a hardware-as-a-service offering over time.

If you break that down into key verticals, first, we have lithium-ion batteries.

Our atomic armor materials enable meaningful improvements in battery performance without changing the incoming supply chain or the outgoing manufacturing process.

Forge Nano

Forge Nano Business Combination Presentation

So, as a drop-in-ready performance improvement, we see significant opportunity to expand our role in battery manufacturing.

Second, in the semiconductor ALD equipment market, as this industry moves to more advanced three-dimensional chip architecture, smaller, more discreet spacing and objects, high aspect ratio features, the need for precise, conformal coatings becomes even more critical.

Our tools are designed to enable that transition, positioning us within one of the most important inflection points in the semiconductor industry.

And third, materials coatings more broadly. This is the long-term opportunity that this company represents, where our technology can enable a new class of materials across different industries, impacting everything from durability, corrosion resistance, safety, and performance in extreme environments.

So, when you put that all together, you have a platform that’s not just addressing a large market, but one that’s expanding into multiple adjacent markets, all with strong tailwinds.

We believe we’re still in the early innings of this growth.

We have a three-phase growth plan that I want to walk you through that focuses on how we are winning business today and how we are scaling that through deliberate and built-out executable milestones. We’ve structured the company’s trajectory into proof of traction, scaling core, and ultimately platform expansion.

Starting with Phase 1, proof of traction, which spans through 2025 through 2027, this is where we are today. We’re already generating revenue with our existing products and solutions, and we’re deploying 200-millimeter semiconductor tools in high-value markets. At the same time, on the battery side, we’re leveraging third-party capacity and distribution agreements to accelerate commercialization without overextending capital.

The point here is we’re not starting from zero. This is a revenue-generating business that already sells solutions that the market sorely demands.

As a result, we’re targeting 129% compound annual growth through this phase, driven by both semiconductor tools and battery materials.

In Phase 2, this is where the capital from this transaction really goes to work. We’re investing in two primary areas. First, the build-out of our Morrisville lithium-ion battery facility, targeting 3 gigawatt hours of production capacity.

Forge Nano

Forge Nano Business Combination Presentation

And second, expanding from our 200-millimeter ALD tool solution to a 300-millimeter semiconductor tool, which opens up the largest and most advanced segments of the market, AI, memory, and logic.

We also expect to expand the more and more application space, working with leading global customers across memory and logic. Importantly, the battery plant is expected to ramp with tier one support and backing from the Department of Energy, which helps de-risk the execution. Altogether, this translates to over $650 million in revenue potential, assuming full build-out and utilization.

Then finally, Phase 3, which is the exciting part of this company, this is where our broader vision can come into play.

Once the core is scaled, we extend the platform into new verticals, areas like small modular reactors and nuclear materials, advanced pharma applications, rocket fuel, and even 3D printing. These are all exciting opportunities in growing markets where our atomic armor can provide a significant performance advantage.

We also see the potential for targeting companies for M&A, in which we can accelerate entry into a market and leverage our technology arbitrage to take middling products and make them the highest performing solutions in their space.

One of the most important points we want to emphasize is who we’re building this technology for and who’s already validated it. Forge Nano is built for some of the most demanding customers on the planet. These are environments where performance isn’t optional, it’s mission critical.

That is why we have targeted the Department of War and the defense applications for this technology as our beachhead market.

We have support of the Department of War with 100% U.S.-manufactured lithium-ion battery cell requirements. This is a strategic priority as the U.S. looks to reduce reliance on foreign battery supply chains. We’re one of the few domestic producers capable of not only delivering battlefield-ready battery systems, but ones that outperform what can be attained globally.

That positions us as a critical partner in national security infrastructure. This is not just a commercial opportunity, it’s an area with strong and ongoing government backing. Moving to space, our technology is already operating in some of the harshest environments imaginable.

Our atomic armor materials are being used in high-energy lithium-ion batteries deployed in orbit. These systems have flown in SpaceX missions supporting Spire Global satellites, where performance requirements are extremely stringent. Thermal stability, durability, and reliability all have to be proven.

Forge Nano

Forge Nano Business Combination Presentation

That level of validation matters. Space is one of the highest bars for materials performance, and we’ve cleared that.

Then in semiconductors, we’re addressing one of the most critical bottlenecks in the industry today.

As chips move to more advanced 3D architectures, the need for precise conformal coatings becomes essential.

Our ALD technology enables high-speed defect-free deposition at production scale, while maintaining coverage across features that are orders of magnitude more complex than traditional approaches.

We believe this represents a true platform breakthrough, one that helps remove a key constraint that has historically limited semiconductor scale.

So across defense, aerospace, and the semiconductor industry, what you’re seeing is not just potential, but real-world validation for some of the most demanding use cases.

That gives us a high degree of confidence in both the performance of our technology and its ability to scale into broader commercial markets.

So now I’m going to give you more details around what the Atomic Armor technology platform is and how it’s capable of solving critical manufacturing challenges through an atom-by-atom approach to materials manufacturing and engineering.

To really understand the value of what we build, it’s important to start with the problems that we’re solving so that you can see the problem solution that are fundamental bottlenecks across critical industries.

Starting with AI and semiconductors, we all hear about the power requirements and heat loads as data center requirements get larger and larger. Through our atomic layer deposition process that we can do at speed, we are able to improve the aspect ratios of critical features required for things like 3D stacking, which can reduce the power and energy and heat production requirements within this space.

Additionally, as more advanced nodes come online, yields can be significant barriers for revenue generation and profitability for new fabs. This atomic layer deposition process is essentially a perfect coding process. If performed correctly, it can significantly improve the overall yields and the more process steps that can be shifted to ALD, because it is now going to be faster and more affordable to implement, can significantly improve yields within these fabs as well as improving profitability for existing or legacy fabs.

Forge Nano

Forge Nano Business Combination Presentation

And finally, within the battery marketplace, we’re solving multiple problems, not just the localization of the supply chain within a global player, that is China, who controls 80% to 90% of the market. In the U.S. battery supply chain, we are solving critical issues around a U.S.-based domestic supply chain that removes reliance from international sources. It also improves the performance of lithium-ion batteries to give unparalleled performance in lifetime and energy.

To give you an idea of how this works, if we look at the left figure on Slide 15, Forge Nano’s atomic armor platform applies atom-by-atom chemistry that bonds to the surface and has a unique attribute that makes it ALD, it self-saturates.

Once that first precursor introduction has saturated the surface and you have a single uniform atomic layer, the reaction shuts off.

So this is no longer a time-based process, but an exposure process in which you cycle A, B precursors to literally build in a brick-and-mortar fashion coatings that have the exact thickness as required, that are uniform, pinhole-free, and can be used to coat anywhere gas molecules can reach.

This is extremely powerful when we think about complex features, and Forge Nano has built a company around applying this coating to complex features, scaling it, and perfecting it so that this not only becomes the highest performance option, but also one of the lowest cost options for improving these materials.

Now, this ALD technology that we talk about has been developed over 60 years ago, and it has found commercialization within the semiconductor and solar industries, but it has struggled beyond that because the conventional ways in which this is performed are slow and expensive. This is the main hurdle to the adoption of atomic layer deposition.

What we’ve done at this company is developed ways, processes, equipment, and techniques to overcome that natural speed limit.

So, if we look at the traditional way of conducting ALD, this is what we would call laminar flow process, where there is a directionality into how the chemicals that create this coating are introduced to the surface, and this creates an inherent speed limit, especially when you’re dealing with small features like these voids that you can see here on the substrate on the left.

Forge Nano

Forge Nano Business Combination Presentation

We akin this to if you think of rain falling in a city, one side of your building is going to get wet, the other side would be dry. This slows down the processing that this traditional equipment using this traditional process can do.

What we’ve done at Forge Nano is we’ve created a turbulent flow process. Now, this ensures that instead of like rain where you have a directional issue, we interact with the surface like fog in a large city, and that fog can coat all sides of the buildings.

It can actually go under underhangs and into the parking garage, and this is -- this can be done very fast, and this is what allows us to unlock new features and new capabilities that even other ALD tools in the industry are uncapable [ph] of.

If we look at how that can be applied by replacing some existing coating techniques that are more legacy, not just ALD, but CVD and PVD, we can actually improve chip yields in existing fabs, which can lead to billions of dollars in cost savings and performance improvements and profitability within these industries.

On the cell level, by applying this to the anode and cathode materials that go into the battery, we actually unlock lithium that is traditionally trapped after the very first charge cycle within your battery. Almost 25% of the lithium is trapped and unusable. By coating and protecting the materials with prescribed atomically engineered surface interface, we can unlock more of that lithium to make sure that it continues to participate and cycle within the battery.

So this is using the existing materials and unlocking almost a 20% increase in capacity, improving the fast charge capabilities, improving the cycle life, and doing this all while giving you a much safer product because the side reactions that cause your battery to degrade are also the types of reactions that can cause thermal runaway which our coatings mitigate and shift the reaction temperature of those unwanted reactions.

This is all done with the same amount of materials that are already going in the battery, so you get a performance improvement without increasing the weight or get the same performance via reduction in the weight.

If we look at the programs that we run in conjunction with the U.S. government to create an all-around better product, not just one that has a longer cycle life, which we’ve proven out here in the upper left quadrant, but ones that can at the same time have a higher energy density.

That’s key to creating an all-around better, longer term, more viable technology solution for batteries.

Forge Nano

Forge Nano Business Combination Presentation

You have to solve all of the main issues that customers experience with those products. And especially with dealing with the Department of War and a broad use case of lithium-ion batteries, we wanted an all-around better product.

And so by coating both our cathode, which in this product is an NMC cathode with a graphite silicon anode solution, all of these surfaces have been protected, that it’s been proven, and we’ve been able to achieve both longer cycle life and higher energy density.

And as I mentioned before, these have been proven in the harshest conditions in space and are moving into a broader set of battery applications. All of these solutions provide a much better product.

And as a platform technology, solving the scaling issues, finding the go-to-market strategy, and implementing them at commercial scale give us massive velocity towards applying our atomic armor into some of the most demanding applications out there where we can provide meaningful, cost-effective solutions that make better products across the board.

Doing a deeper dive into the semiconductor market, we all have heard that the main issue towards AI adoption is what we’ll call energy per compute. Whoever has the lowest energy per compute is going to win in the semiconductor space.

This comes down to fundamental hardware solutions.

By implementing a faster, more efficient ALD system, not only do we have improvements because we are 10 times faster than the competing equipment, which leads to 10 times higher throughput and a lower CapEx requirement for the fabs, we’re almost 100 times more efficient with our precursor utilization, which gives you an OpEx savings.

And because we have our proprietary fog-based coating process, we can achieve almost 100 times smaller aspect ratio features, which is critical for the industry to follow along Moore’s Law.

So this isn’t just a small increase in performance.

We are generational, or order of magnitude higher performance than what is currently available in the industry. And because of this, we see the market opportunity not just selling to an ever-growing market that demands the ALD performance and precision, but we’re actually outcompeting a lot of the legacy technologies that previous ALD systems could not hit the thickness, cost, throughput requirements.

And Forge Nano’s ALD systems are able to do that.

Forge Nano

Forge Nano Business Combination Presentation

So, we see our market opportunity being much larger than the existing ALD equipment market at -- at greater than $5 billion per year.

One of the applications that we’re very, very excited about is tied to the high aspect ratio performance improvements that we just talked about.

As these semiconductor chips shrink down, and you can think of very small cities that have skyscrapers and -- and valleys. All of these surfaces are continuing to shrink down, and in many applications they need to be coated, protected, or provided with masking interfaces.

In the quest to improve power and performance within the semiconductor space, 3D packaging is becoming increasingly critical for the industry to be able to solve.

The concept behind 3D packaging involves converting conduction between all of the different chiplet components, like memory and logic, and rather than conducting horizontally, we stack all of them and we can conduct vertically.

This significantly shortens the transmission, the heat generation, the energy loss, within that chiplet.

The problem that the industry has been trying to overcome to achieve full 3D architecture is these very small through-silicon vias. These result in very high aspect ratio features, meaning the diameter to the length, it’s very much like a long straw.

The inside of those have to be coated because they’ll be electroplated with copper and copper and silicon react.

So that coating, right now, the state-of-the-art process for this part of the 3D stacking, highest aspect ratio on state-of-the-art process is 10:1. With our systems and with our fog-based architecture, we’ve been able to show and publish 1,000:1 aspect ratios, and we see this as a key capability unlock for towards moving the packaging industry to pure 3D architecture, which significantly improves performance, reduces power consumption, and -- and improves your heat generation.

Currently, our go-to-market strategy has been selling into the 200-millimeter space. This is a marketplace with a lot of emerging technologies such as MEMS, power electronics, photonics. It’s also a market in which new entrants with higher performance products can win business.

And we’ve used this to develop, deploy tools, have an installation base, build out our service and support teams, all so that we can be credible and have a footprint when we want to go after servicing the larger market of advanced memory and logic, which is seeing very large growth in funding into that space as capital expenditures in the fabs is expected to reach over a trillion dollars through 2030.

Forge Nano

Forge Nano Business Combination Presentation

By getting a 200-millimeter footprint, this allows us to grow and develop into the 300-millimeter space, and the PIPE proceeds from this transaction will go towards helping us build out and mature our 300-millimeter solutions and present a company that has all of the service support manufacturing requirements needed to sell into advanced memory and logic space. This is the exciting portion of the market that is going to be essential for the AI era.

Now moving into the defense battery marketplace. Forge Nano is solving a critical national security crisis. Starting in 2028, the U.S. Department of War cannot purchase cells produced by foreign entities of concern. This has been legally mandated, and through Forge Nano’s performance and validation within the aerospace market, we were awarded a $100 million DOE grant to build out a lithium-ion gigafactory, which will go towards servicing this critical market that requires U.S. manufacturing.

Because of this, we were able to negotiate a strategic partnership with a Tier 1 Korean cell producer, which is absolutely unheard of in this industry to help us implement and produce our lithium-ion batteries here in the U.S. Because of the captured nature of this market and the change in the legal requirements, this has created significant demand in which Forge Nano is well positioned to have near-term visibility and already secured binding offtake agreements for this facility with customers that urgently need compliant U.S. supply chains.

If we look into this market space, the way in which war is conducted has changed. Electrification is becoming an increasingly important part of the supply chain, and this comes from drones to soldier battery packs to hybrid vehicles. For silent operation, batteries are becoming more and more critical within the war arena. Forge Nano is building out this production capacity that can be compliant with U.S. regulations and providing superior performance in this mission-critical space.

For now, Forge is targeting this highly lucrative captured market in which performance is an absolute requirement. And future markets such as EV and grid storage can be addressed via a toll coding model for the implementation of our technology. The $100 million grant from the DOE was awarded late in 2024.

We received additional review from the new administration.

This goes towards the buildout of a 3-gigawatt-hour factory in North Carolina.

This funding is non-dilutive and does not need to be paid back. That funding and that approval from the U.S. government for our plan of execution allowed us to get a landmark deal with a Tier 1 Korean cell producer. This partner is going to help us execute on getting a fully operational 3-gigawatt-hour facility by early 2028. They come with decades of valuable battery manufacturing experience, which will reduce one of the key hurdles to any lithium-ion battery implementation, which is the startup and manufacturability.

Forge Nano

Forge Nano Business Combination Presentation

The total budget for this facility is over $300 million, of which the DOE grant covers almost a third of it.

What we’ll be producing here is a U.S.-manufactured, U.S.-dominant supply chain product that achieves high energy density, fast charge rate, long cycle life, and improved safety, all while relying on existing and known materials, supply chains, and manufacturing processes.

And we believe this differentiates us from a lot of battery technologies that require much more transition from either the material supply chains or the production processes.

Now we’re going to talk about scaling Forge Nano’s market opportunities and our pathway to get to larger revenues.

Our CFO, Michael Kleinberg, will describe this for you.

Michael Kleinberg^ Thanks, Paul. I’m Michael Kleinberg, Forge Nano’s CFO. My job is to go over our revenue picture with the capacity we’ve constructed in our current state, Phase 1, and to illustrate what our future capacity, the scale we’ll construct with the resources captured in the SPAC process, what those scaled operations will be capable of generating in our next phase.

The figures on this slide are rooted in current orders and existing pipeline and coupled with our existing production capacity.

On the semi side, we have capacity in place today to meet those 2027 estimates. Equipment revenues grow from $5.7 million in 2025 to $45 million by 2027. This is supported by a pipeline that has grown by more than 25% since the beginning of this year and holds more than $60 million in 2026 potential bookings.

On the battery side, before Morrisville comes online, we have over $100 million in existing capacity available through five qualified third-party manufacturers, our own prototype production line, and the distribution agreement with our partner, the Tier 1 strategic battery manufacturer.

Battery cells revenue grow from $1 million to $25 million over this guidance period.

Other revenues, primarily consisting of coating services, hold steady and remain strategically important as a development pipeline for future opportunities.

So, in total for this Phase 1, from $14.5 million in 2025, we anticipate generating $76 million by 2027. And most importantly, we have the infrastructure required to get there. That’s Phase 1, the foundation.

Forge Nano

Forge Nano Business Combination Presentation

Let’s take a look at the next step. Phase 2 is where the scale changes, powered by our two main engines.

We anticipate continuing to grow our semiconductor equipment pipeline and create the capacity to serve the resulting bookings. Each tool generates a base of $1.5 million in revenue, and configurations like multiple chambers per order, of course increases that revenue.

Our base case is producing 40 tools per year at $60 million annually. The medium case, 106 tools, gets us to $185 million, and the high case at 225 tools reaches $416 million. These cases require $75 million investment in clean rooms, the expansion of the service team, and development of our 300-millimeter tool. This constitutes the main focus of our de-SPAC motivation.

On the other side, Forge Battery’s Morrisville plant has significant demand with sample cells already produced through our third-party manufacturing partners. Construction in Morrisville begins this year and is expected to take 18 to 24 months.

Our base case pricing of $150 per kilowatt hour translates to an annual revenue potential of $399 million given our total 3-gigawatt capacity. At $175 per kilowatt hour, which reflects the average of our existing LOIs, we’re at $465 million annually.

Aerospace and defense contractors today are quoting above $250 per kilowatt hour given their requirements for domestic product and cell performance. This is a high-case scenario generating $665 million annually.

So the combined Phase 2 picture at base case is nearly $460 million in annual revenue potential, and at the high-case scenario, it’s over a billion. I hope you’ll see that we’ve mapped a clear path for Phases 1 and 2 with resulting scaled revenue growth. Paul, back to you for Phase 3.

Paul Lichty^ Thanks, Mike. And Phase 3 is what we’re really excited about here at Forge Nano. Through validating the technology platform, the manufacturability, and the implementation in the key verticals we just talked about in semi and batteries, we position ourselves once those are producing cash to move rapidly into markets with solutions that we’ve already developed.

These involve improving coherence in quantum computing, commercialization of the world’s first new solid-state rocket fuel, which has already been commercialized with Atomic Armor, to some of the Phase 2 clinical trials we’re in with time-controlled vaccines and other medication. Each one of these verticals represents an opportunity worth billions of dollars to the company, that we have significant performance improvement and market traction already.

Forge Nano

Forge Nano Business Combination Presentation

And via this transaction, via the scale-up of our main verticals and the generation of free cash flow, we can tackle these at a speed that will allow us to capture more and more of the value production that we create. This is what gets us very excited about the company and about the technology. Now I’d like to turn it over to Lance Little to talk to you about the transaction and investment.

Lance Little^ Thanks, Paul.

Okay you just heard the story. I’m going to show you the scoreboard, how Forge Nano compares to the market, and why we believe the valuation today represents one of the more compelling entry points in advanced manufacturing.

This slide puts Forge Nano in context across two peer groups, and the arrow between tells the story.

On the left, the Phase 1 growth peers, QuantumScape, EOS, Innovex, Amprius, companies developing next-generation battery materials technology trading between $1.3 and $4.5 billion in current equity value.

Forge Nano’s transaction pro forma equity value is $1.59 billion. We’re entering this peer group at the low end, with more patents than most of them, a broader technology platform, and a clear path to revenue growth.

Look at the technology column. Where battery peers are focused on a single chemistry or application, Forge Nano’s Atomic Armor ALD platform serves as the underlying technology to unlock semiconductor capital equipment and lithium-ion batteries simultaneously government and defense data centers and chip fabricators and critical infrastructure. That’s not a niche, that’s a platform.

Now follow the arrow to the right. Applied Materials and Lam Research, $300-plus billion in equity value, 20,000-plus patents each. The mature global peers that dominate semiconductor manufacturing, that’s the path our technology is on. The question this slide answers isn’t where Forge Nano is today jit’s which direction we’re moving and who we’re moving towards.

Moving to the next slide. This peer group includes advanced manufacturing, semiconductor equipment, defense, and critical minerals, which are the sectors most closely aligned with Forge Nano’s business. Each company shown is a well-covered public comp, including Applied Materials, ASML, in Lam Research.

Forge Nano

Forge Nano Business Combination Presentation

Looking at the top chart, the peer group clusters between 11% and 24%. These are world-class companies. That’s the baseline for excellence in advanced manufacturing. Amprius reaches 69%. MP Materials hits 91% on the back of their DoW partnership. Forge Nano is at 129%, nearly double the next closest comp. And more than 5x the peer group median. The peer group is optimizing, Forge Nano is redefining.

Moving to the bottom chart, the peer group trades between 5x and 13x forward sales, a wide band that captures everything from defense primes to semiconductor capital equipment. Forge Nano is at 16.8x, a premium to the group. And notice what’s being added to the right.

Forge Nano at Phase 2 scale. 2.7 on the base case that Mike talked about, 1.2 on the high case. Same company, same valuation, revenue catching the vision. The top chart shows why we deserve a premium. The bottom chart shows the premium hasn’t fully arrived. We’re not incrementally faster, we’re in a different category.

Moving into our growth path. 16.8 is the price. This slide is the reason.

What’s already in motion, Phase 1 is not a forecast, it’s a build. Revenue grows from 2025 through 2027 across semiconductor, battery cells, and coating applications, reaching approximately $76 million by 2027. That’s the basis for our 16.8x EV sales multiple today. The capital is deployed, the commitments are in place and the growth is already in motion.

The bridge in why 16.8 becomes cheap, at 16.8 on 2027 sales, we look like a premium, but this chart shows what that multiple is actually buying. The on-ramp to Phase 2, investors pricing us today are getting Phase 1 revenue with Phase 2 optionality essentially for free.

The scaleup. This is where the story changes shape entirely. The base case implies roughly 2.7x EV sales on a dramatically larger revenue base. The high case, driven primarily by semi equipment at scale and Forge Battery running at capacity, implies just 1.2x EV sales.

Let that sink in. When Phase 2 executes, today’s investors are buying a business that could trade at 1x to 3x sales on full-scale numbers at the current valuation. That’s not a growth stock. That’s a value stock wearing a growth stock’s clothes.

Phase 1 validates the technology and the team. Phase 2 validates the investment. The multiple compression from 16.8 to 1.2 doesn’t happen because the business slows down. It happens because the revenue catches the vision. Paul, back to you.

Paul Lichty^ So Forge Nano and the way that we see our integration in the market, this is a material science revolution.

Forge Nano

Forge Nano Business Combination Presentation

Our Atomic Armor can accelerate manufacturing innovation. It can onshore that manufacturing, and it can transform products to achieve a more sustainable future.

We do this through our revolutionary powder ALD, our fast semi-coating, and our turbulent flow or fog-based process. We’re bringing business and manufacturing back to the U.S. through U.S. production and a U.S. supply chain that can create high-performance batteries and advanced products.

And we’re doing this based on a -- the generation of a large and robust IP portfolio addressing large and growing markets that will allow us to continue to grow this technology and this company far into the future. Thank you.

Will McKenna^ We’ll now turn it over to the operator for the Q&A session.

Operator^ (Operator Instructions) There are no questions at this time. I will now turn the call back to Paul Lichty for closing remarks.

Paul Lichty^ Thank you. And thank everybody for joining this call. We’re excited to be coming to the market and educating investors and the industry alike about the revolution in manufacturing that we’re bringing to bear right here in the United States. Have a good day.

Operator^ This concludes today’s call. Thank you for attending. You may now disconnect.